SOUTHWEST REPORTS FIRST QUARTER PROFIT

DALLAS, TEXAS - April 25, 2019 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its first quarter 2019 results:

•	First quarter net income and earnings per diluted share of $387 million and $.70, respectively

•	First quarter record operating revenues of $5.1 billion

•	Operating margin[1] of 9.8 percent, and net margin[2] of 7.5 percent

•	Operating cash flow of $1.1 billion, and free cash flow[3] of $945 million

•	Returned $678 million to Shareholders through share repurchases and dividends

•	Return on invested capital (ROIC)[3] pre-tax of 23.3 percent for the 12 months ended March 31, 2019, or 18.1 percent on an after-tax basis

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "Our first quarter 2019 net income was solid despite unexpected headwinds significantly impacting our performance. I am especially proud of our nearly 60,000 Employees for the commendable job under operationally difficult circumstances. Our People were tasked with minimizing disruptions for our Customers due to more than 10,000 flight cancellations arising from the grounding of the Boeing 737 MAX 8 aircraft (MAX), unscheduled maintenance disruptions in connection with efforts to reach a Tentative Agreement (TA) with the Aircraft Mechanics Fraternal Association (AMFA), and severe winter weather. We estimate the impact of these flight cancellations, combined with the impact of the U.S. government shutdown and softness in leisure revenue trends, reduced our first quarter 2019 net income by approximately $150 million. While our strong momentum coming into the year slowed, we drove record revenues, strong margins and cash flows, a healthy profitsharing accrual for our Employees, and significant returns for our Shareholders. All notable first quarter achievements, and testaments to our resilient brand and low-cost business model.

"First quarter 2019 unit revenue growth of 2.7 percent was our best year-over-year performance in 18 consecutive quarters, and benefited from revenue management capabilities implemented in 2018, as well as another stellar performance from our award-winning Rapid Rewards® loyalty program. Looking ahead, we are expecting an even stronger year-over-year unit revenue performance in second quarter 2019.

"Currently, the timeline is uncertain for the MAX aircraft return to service. In the meantime, we have proactively adjusted our published flight schedules for the next several months and removed all MAX flights through August 5th. Our goal is to stabilize and protect the integrity of our flight schedule, while providing dependability and reliability for Customers booking their summer travel. The MAX aircraft represents less than 5 percent of all daily flights, and the vast majority of our Customers' itineraries have been unaffected by the MAX groundings. Following a rescission of the Federal Aviation Administration (FAA) order to ground the MAX, we will return the aircraft to service once we are confident that we are in compliance with all necessary FAA directives and all necessary Pilot training has been completed. Safety is our top priority, and that commitment will never be compromised.

"The flight cancellations in first quarter 2019, and the resulting lower available seat mile (ASM, or capacity) growth, year-over-year, created significant pressure on our first quarter unit costs. Flight cancellations are expected to drive unit cost pressure for the duration of the MAX groundings.

"While we are adjusting our 2019 plans for the MAX groundings, our long-term financial goals remain unchanged: maintain a strong balance sheet, investment-grade credit ratings, and ample liquidity; generate robust operating and free cash flows; grow earnings, margins, and capital returns; and maintain healthy Shareholder returns.

"We were thrilled to launch service to Hawaii on March 17th, with an inaugural flight from Oakland to Honolulu on Oahu followed by an inaugural flight from Oakland to Kahului on Maui on April 7th. Bay Area Customers were excited finally to have access to Southwest's low fares to Hawaii. The warm welcome we received from communities across Hawaii was tremendous. We are scheduled to begin service from San Jose to Honolulu on May 5th, and to Maui on May 26th. Our interisland service is scheduled to begin on April 28th, with service between Honolulu and Maui, and between Honolulu and Kona on the island of Hawaii on May 12th. More service is planned for the previously announced gateways of San Diego and Sacramento, and for Lihue on Kauai. We are very pleased with our Hawaii performance, thus far, and expect Hawaii to be the key expansion focus in 2019 and 2020."

Revenue Results and Outlook
The Company's first quarter 2019 total operating revenues increased 4.1 percent, year-over-year, to a first quarter record $5.1 billion. First quarter 2019 operating revenue per ASM (RASM, or unit revenues) increased 2.7 percent, driven largely by a passenger revenue yield increase of 2.6 percent, offset slightly by a load factor decline of one-half point, year-over-year, to 81.0 percent. The Company experienced several unexpected events during first quarter 2019 that contributed to a negative revenue impact of more than $200 million, including the MAX groundings, unscheduled maintenance disruptions in connection with efforts to reach a TA with AMFA, severe winter weather, the U.S. government shutdown, and softer leisure revenue trends. The negative impact of these events to first quarter 2019 year-over-year RASM was approximately two points.

Presently, leisure passenger booking and yield trends have improved since first quarter, and close-in bookings and corporate travel remain strong. Based on current bookings and revenue trends, the Company expects second quarter 2019 RASM to increase in the 5.5 to 7.5 percent range, compared with second quarter 2018. The Company's outlook for second quarter 2019 includes an estimated one-point year-over-year benefit from its revenue management enhancements implemented in 2018, as well as an estimated three-point year-over-year tailwind—approximately one point is related to the Company's second quarter 2018 suboptimal schedule from the 2017 accelerated retirement of its 737-300 (Classic) fleet, and approximately two points are due to the revenue effects from the Flight 1380 accident in April 2018. Further, second quarter 2019 year-over-year RASM is expected to benefit by approximately one-half point due to the timing shift of Easter to second quarter 2019, and by approximately one point due to lower second quarter 2019 capacity as a result of the MAX groundings.

Cost Performance and Outlook
First quarter 2019 total operating expenses increased 7.3 percent, year-over-year, to $4.6 billion. Total operating expenses per ASM (CASM, or unit costs) increased 5.9 percent, as compared with first quarter 2018. Excluding special items3, first quarter 2019 total operating expenses increased 6.5 percent to $4.6 billion, or 5.1 percent on a unit basis, year-over-year.

First quarter 2019 economic fuel costs3 were $2.05 per gallon and included $.06 per gallon in premium expense and $.03 per gallon in favorable cash settlements from fuel derivative contracts, compared with $2.09 per gallon in first quarter 2018, which included $.07 per gallon in premium expense and $.05 per gallon in favorable cash settlements from fuel derivative contracts. First quarter 2019 ASMs per gallon, or fuel efficiency, improved 0.5 percent, year-over-year. The Company estimates second quarter 2019 fuel efficiency to be flat to down 1 percent, year-over-year, due to the removal of the Company's most fuel-efficient aircraft from its schedule as a result of the MAX groundings.

Based on the Company's existing fuel derivative contracts and market prices as of April 18, 2019, second quarter 2019 economic fuel costs are estimated to be in the range of $2.10 to $2.20 per gallon4, including $.05 per gallon in premium expense and an estimated $.08 per gallon in favorable cash settlements from fuel derivative contracts, compared with $2.21 per gallon in second quarter 2018, which included $.06 per gallon in premium expense and $.08 per gallon in favorable cash settlements from fuel derivative contracts. As of April 18, 2019, the fair market value of the Company's fuel derivative contracts for the remainder of 2019 was an asset of approximately $102 million, and the fair market value of the hedge portfolio settling in 2020 and beyond was an asset of approximately $192 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items, first quarter 2019 operating expenses increased 8.8 percent, as compared with first quarter 2018. First quarter 2019 profitsharing expense was $88 million, as compared with $102 million in first quarter 2018. Excluding fuel and oil expense, profitsharing expense, and special items, first quarter 2019 operating expenses increased 9.5 percent, or 8.1 percent on a unit basis, year-over-year. This increase primarily was due to the Company's underutilization of its fleet in first quarter 2019 as a result of the delay in starting service to Hawaii, and the resulting one-time start-up costs; higher depreciation and ownership costs; the timing of maintenance events and technology investments; the flight cancellations; and the impact of the TA reached with AMFA, which resulted in an annual 2019 increase of approximately $42 million in salaries, wages, and benefits, with an approximate $30 million impact to first quarter 2019. The Company's first quarter 2019 unit costs, excluding fuel and oil expense and profitsharing expense, were lower than its latest guidance by approximately two points, primarily due to better than expected Employee productivity and healthcare trends, as well as shifting of certain advertising and airport costs from first quarter into future periods in 2019.

Based on current cost trends and flight schedule adjustments through August 5th, the Company estimates second quarter 2019 CASM, excluding fuel and oil expense and profitsharing expense, to increase in the 10.5 to 12.5 percent range, compared with second quarter 2018. The year-over-year increase is driven largely by the Company's underutilization of its fleet in second quarter 2019 due to the delay in starting service to Hawaii, one-time Hawaii start-up costs, and flight cancellations due to the MAX groundings. The Company's operating costs are largely fixed once flight schedules are published; therefore, the volume of flight cancellations in second quarter 2019 due to the MAX groundings is expected to result in an estimated five-point year-over-year headwind to second quarter 2019 CASM, excluding fuel and oil expense and profitsharing expense. Other primary drivers of the second quarter 2019 estimated unit cost increase are higher airport costs; higher depreciation and ownership costs; the timing of maintenance events and technology investments; and shifting of expenses from first quarter into second quarter 2019.

Based on current cost trends and flight schedule adjustments through August 5th, the Company now estimates annual 2019 CASM, excluding fuel and oil expense and profitsharing expense, to increase in the range of 5.5 to 6.5 percent, year-over-year, compared with 2018's 8.53 cents, which excludes fuel and oil expense, profitsharing expense, and special items. This increase includes an estimated two-

point year-over-year headwind due to lower annual 2019 capacity as a result of the MAX groundings, and an estimated one-half point year-over-year headwind due to incremental costs related to the TA with AMFA.

First Quarter Results
First quarter 2019 net income was $387 million, or $.70 per diluted share, compared with first quarter 2018 net income of $463 million, or $.79 per diluted share. Excluding special items, first quarter 2019 net income was also $387 million, or $.70 per diluted share, compared with first quarter 2018 net income of $438 million, or $.75 per diluted share, and compared with First Call first quarter 2019 consensus estimate of $.61 per diluted share.

Other expenses in first quarter 2019 were $1 million, compared with $14 million in first quarter 2018. The $13 million year-over-year decrease was primarily due to higher interest income in first quarter 2019.

The Company continues to estimate its annual 2019 effective tax rate to be approximately 23.5 percent.

Liquidity and Capital Deployment
As of March 31, 2019, the Company had approximately $3.9 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. During first quarter 2019, Fitch Ratings upgraded the Company's senior unsecured debt to "A-" with an outlook of "Stable."

Effective as of January 1, 2019, the Company adopted Accounting Standards Update ("ASU") No. 2016-02, Leases, codified in Accounting Standards Codification 842. All amounts for first quarter 2019 reflect the adoption of this ASU, while all periods prior to 2019 remain in accordance with prior accounting requirements. The most significant impact of the ASU was on the Company’s unaudited Condensed Consolidated Balance Sheet, through the addition of approximately $1.5 billion of Operating lease right-of-use assets and corresponding operating lease liabilities, in addition to the elimination of approximately $1.7 billion of Assets constructed for others and $1.6 billion of related Construction obligations. The impact to the Company’s unaudited Condensed Consolidated Statement of Income and the unaudited Condensed Consolidated Statement of Cash Flows was not material.

Net cash provided by operations during first quarter 2019 was $1.1 billion, capital expenditures were $160 million, and free cash flow was $945 million. The Company repaid $99 million in debt and finance lease obligations during first quarter 2019, and expects to repay approximately $491 million in debt and finance lease obligations during the remainder of 2019.

During first quarter 2019, the Company returned $678 million to its Shareholders through the repurchase of $500 million of common stock and the payment of $178 million in dividends. The Company repurchased 9.4 million shares of common stock pursuant to a $500 million accelerated share repurchase program launched during first quarter and completed in April. As of March 31, 2019, the Company had $850 million remaining under its current share repurchase authorization.

Based on aircraft commitments as of March 31, 2019, and assuming no prolonged grounding of the MAX aircraft that could impact the Company's aircraft capital spending, the Company continues to estimate its 2019 capital expenditures to be in the range of $1.9 to $2.0 billion.

Fleet and Capacity
The Company ended first quarter 2019 with 753 aircraft in its fleet. This reflects the first quarter delivery of three leased 737 MAX 8 aircraft. All 34 of the Company's 737 MAX 8 aircraft were grounded as of March 13, 2019, to comply with an FAA emergency order issued for all U.S. airlines to ground all 737 MAX aircraft. While the Company continues to expect to end 2019 with approximately 775 aircraft in its fleet based on the current aircraft delivery schedule and net of expected 737-700 retirements, prolonged grounding of the MAX aircraft could impact the Company's delivery and retirement schedule. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

Based on flight schedule adjustments through August 5th, and subject to the duration of the MAX groundings, the Company now expects its second quarter 2019 ASMs to decrease in the 2 to 3 percent range, and annual 2019 ASMs to increase in the 2 to 3 percent range, both year-over-year.

Awards and Recognitions

•	Ranked #2 of the 500 companies on Forbes' List of Best Employers for 2019

•	Named to FORTUNE's list of World's Most Admired Companies. Southwest was ranked as the #11 Most Admired Company

•	Received a perfect score of 100 on the 2019 Corporate Equality Index (CEI) for the fifth consecutive year

•	#1 Marketing Carrier in Customer Satisfaction per the U.S. Department of Transportation (DOT) data[5]

•	Named a Top 100 Company by BetterInvesting Magazine

•	Named among Forbes' Best Employers for Diversity

•
Named Best Airline-North America, Best Airline-United States, Best Economy-North America, and a Top 10 Airline-World—the only U.S. carrier to receive this award—in the 2019 TripAdvisor Travelers' Choice Awards

•	Recognized as a Top 50 Employer by Equal Opportunity Magazine

Conference Call
The Company will discuss its first quarter 2019 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
http://www.southwestairlinesinvestorrelations.com

1Operating margin is calculated as operating income divided by operating revenues.
2Net margin is calculated as net income divided by operating revenues.
3See Note Regarding Use of Non-GAAP Financial Measures for additional information on free cash flow, ROIC, and special items. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
4Based on the Company's existing fuel derivative contracts and market prices as of April 18, 2019, second quarter 2019 fuel costs per gallon on a GAAP and economic basis are both estimated to be in the $2.10 to $2.20 range. See Note Regarding Use of Non-GAAP Financial Measures.
5Source: Air Travel Consumer Reports. Rankings based on complaints filed with the Department of Transportation (DOT) per 100,000 passengers served for 2018. Southwest tied for 1st place in the DOT’s Year-to-Date (YTD) Customer Service ranking among Operating Carriers. Southwest was by far #1 among Marketing Carriers. An Operating Carrier can be an airline that only operates flights on behalf of another/larger carrier (i.e. “Branded Codeshare Partner”) or any airline that sells and flies under its own brand (a.k.a. “Marketing Carrier”).

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial outlook, goals, expectations, and projected results of operations, the factors underlying the Company’s projections, and the Company’s related operational and financial strategies and goals, including its goals for maintaining Shareholder returns; (ii) the Company's goals with respect to the stability, integrity, dependability, and reliability of the Company's flight schedule, taking into account the MAX groundings, and the Company's plans and considerations related to the return of the MAX to service; (iii) the Company's network and growth plans and expectations, in particular with respect to Hawaii; (iv) the Company’s expectations with respect to fuel costs and fuel efficiency and the Company’s related management of risk associated with changing jet fuel prices; (v) the Company’s expectations with respect to liquidity (including its plans for the repayment of debt and finance lease obligations) and anticipated capital expenditures; (vi) the Company's fleet plans and expectations; and (vii) the Company’s capacity plans and expectations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of governmental regulations and other governmental actions related to the Company and its operations, in particular with respect to the Boeing 737 MAX aircraft, and any related changes in consumer behavior; (ii) the Company's dependence on third parties, in particular with respect to its fleet plans and expectations, and the impact on the Company’s operations and results of operations of any related third party delays or non-performance; (iii) the impact of changes in consumer behavior, economic conditions, actions of competitors (including without limitation pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), extreme or severe weather and natural disasters, fears of terrorism or war, and other factors beyond the Company's control, on the Company's business decisions, plans, strategies, and results; (iv) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (v) the impact of fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company’s business plans and results of operations; (vi) the Company’s ability to timely and effectively prioritize its initiatives and related expenditures; (vii) the impact of labor matters on the Company's costs and related business decisions, plans, strategies, and projections; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2019	2018	Percent Change
OPERATING REVENUES:
Passenger	$4,745	$4,585	3.5
Freight	42	42	—
Other	362	317	14.2
Total operating revenues	5,149	4,944	4.1

OPERATING EXPENSES:
Salaries, wages, and benefits	1,976	1,821	8.5
Fuel and oil	1,015	1,018	(0.3)
Maintenance materials and repairs	293	257	14.0
Landing fees and airport rentals	333	330	0.9
Depreciation and amortization	297	277	7.2
Other operating expenses	730	625	16.8
Total operating expenses	4,644	4,328	7.3

OPERATING INCOME	505	616	(18.0)

OTHER EXPENSES (INCOME):
Interest expense	31	32	(3.1)
Capitalized interest	(9)	(10)	(10.0)
Interest income	(23)	(12)	91.7
Other (gains) losses, net	2	4	(50.0)
Total other expenses (income)	1	14	(92.9)

INCOME BEFORE INCOME TAXES	504	602	(16.3)
PROVISION FOR INCOME TAXES	117	139	(15.8)
NET INCOME	$387	$463	(16.4)

NET INCOME PER SHARE:
Basic	$0.70	$0.79	(11.4)
Diluted	$0.70	$0.79	(11.4)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	551	587	(6.1)
Diluted	552	588	(6.1)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended
	March 31,
	2019	2018	Percent Change
Fuel and oil expense, unhedged	$1,004	$1,014
Add: Premium cost of fuel contracts	28	34
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(17)	(30)
Fuel and oil expense, as reported	$1,015	$1,018
Add: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	7
Fuel and oil expense, excluding special items (economic)	$1,015	$1,025	(1.0)

Total operating expenses, as reported	$4,644	$4,328
Add: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	7
Add: Gain on sale of retired Boeing 737-300 aircraft	—	25
Total operating expenses, excluding special items	$4,644	$4,360	6.5
Deduct: Fuel and oil expense, excluding special items (economic)	(1,015)	(1,025)
Operating expenses, excluding Fuel and oil expense and special items	$3,629	$3,335	8.8
Deduct: Profitsharing expense	(88)	(102)
Operating expenses, excluding profitsharing, Fuel and oil expense, and special items	$3,541	$3,233	9.5

Operating income, as reported	$505	$616
Deduct: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	(7)
Deduct: Gain on sale of retired Boeing 737-300 aircraft	—	(25)
Operating income, excluding special items	$505	$584	(13.5)

Net income, as reported	$387	$463
Deduct: Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	—	(7)
Deduct: Gain on sale of retired Boeing 737-300 aircraft	—	(25)
Add: Net income tax impact of special items (b)	—	7
Net income, excluding special items	$387	$438	(11.6)

Net income per share, diluted, as reported	$0.70	$0.79
Deduct: Impact from fuel contracts	—	(0.01)
Deduct: Impact of special items	—	(0.04)
Add: Net income tax impact of special items (b)	—	0.01
Net income per share, diluted, excluding special items	$0.70	$0.75	(6.7)
(a) As a result of prior hedge ineffectiveness.
(b) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended
	March 31,
	2019	2018	Change
Revenue passengers carried (000s)	31,296	31,332	(0.1)%
Enplaned passengers (000s)	37,813	37,543	0.7%
Revenue passenger miles (RPMs) (in millions) (a)	30,704	30,439	0.9%
Available seat miles (ASMs) (in millions) (b)	37,885	37,366	1.4%
Load factor (c)	81.0%	81.5%	(0.5) pts.
Average length of passenger haul (miles)	981	972	0.9%
Average aircraft stage length (miles)	751	749	0.3%
Trips flown	326,390	326,216	0.1%
Seats flown (000s) (d)	49,473	49,116	0.7%
Seats per trip (e)	151.6	150.6	0.7%
Average passenger fare	$151.61	$146.33	3.6%
Passenger revenue yield per RPM (cents) (f)	15.45	15.06	2.6%
RASM (cents) (g)	13.59	13.23	2.7%
PRASM (cents) (h)	12.52	12.27	2.0%
CASM (cents) (i)	12.26	11.58	5.9%
CASM, excluding Fuel and oil expense (cents)	9.58	8.86	8.1%
CASM, excluding special items (cents)	12.26	11.67	5.1%
CASM, excluding Fuel and oil expense and special items (cents)	9.58	8.92	7.4%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	9.35	8.65	8.1%
Fuel costs per gallon, including fuel tax (unhedged)	$2.03	$2.06	(1.5)%
Fuel costs per gallon, including fuel tax	$2.05	$2.07	(1.0)%
Fuel costs per gallon, including fuel tax (economic)	$2.05	$2.09	(1.9)%
Fuel consumed, in gallons (millions)	493	489	0.8%
Active fulltime equivalent Employees	59,436	57,112	4.1%
Aircraft at end of period	753	717	5.0%
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures, and see note below)
(in millions)
(unaudited)

	Twelve months ended		Twelve months ended
	March 31, 2019		March 31, 2018
Operating income, as reported	$3,094		$3,417
Net impact from fuel contracts	(7)		(125)
Lease termination expense	—		28
Boeing 737-300 aircraft grounding charge	—		63
Gain on sale of retired Boeing 737-300 aircraft	—		(25)
Operating income, non-GAAP	$3,087		$3,358
Net adjustment for aircraft leases (a)	102		107
Adjusted operating income, non-GAAP (A)	$3,189		$3,465

Non-GAAP tax rate (B)	22.1%	(d)	23.1%	(e)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	$2,486		$2,665

Debt, including finance leases (b)	$3,422		$3,300
Equity (b)	9,883		8,561
Net present value of aircraft operating leases (b)	566		732
Average invested capital	$13,871		$12,593
Equity adjustment for hedge accounting (c)	(169)		196
Adjusted average invested capital (D)	$13,702		$12,789

Non-GAAP ROIC, pre-tax (A/D)	23.3%		27.1%

Non-GAAP ROIC, after-tax (C/D)	18.1%		20.8%

(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.
(c) The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.
(d) The GAAP twelve month rolling tax rate as of March 31, 2019, was 22.1 percent, and the Non-GAAP twelve month rolling tax rate was also 22.1 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information. For full year 2019, the Company estimates its effective tax rate to be approximately 23.5 percent.

(e) As the twelve month rolling tax rate no longer approximated an annual tax rate due to the significant impact the Tax Cuts and Jobs Act legislation enacted in December 2017 had on corporate tax rates, the Company utilized the first quarter tax rate for the twelve months ended March 31, 2018 ROIC, after-tax. The first quarter 2018 GAAP tax rate was 23.1 percent, and the Non-GAAP tax rate for the period was also 23.1 percent. Utilizing the Company's tax rate based on Operating income, non-GAAP for the twelve months ended March 31, 2018, of 33.8 percent, Non-GAAP ROIC, after-tax, would have been 17.9 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$2,344	$1,854
Short-term investments	1,517	1,835
Accounts and other receivables	784	568
Inventories of parts and supplies, at cost	484	461
Prepaid expenses and other current assets	354	310
Total current assets	5,483	5,028
Property and equipment, at cost:
Flight equipment	21,666	21,753
Ground property and equipment	5,082	4,960
Deposits on flight equipment purchase contracts	780	775
Assets constructed for others	120	1,768
	27,648	29,256
Less allowance for depreciation and amortization	9,875	9,731
	17,773	19,525
Goodwill	970	970
Operating lease right-of-use assets	1,508	—
Other assets	725	720
	$26,459	$26,243
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,412	$1,416
Accrued liabilities	1,350	1,749
Current operating lease liabilities	361	—
Air traffic liability	5,029	4,134
Current maturities of long-term debt	571	606
Total current liabilities	8,723	7,905

Long-term debt less current maturities	2,602	2,771
Air traffic liability - noncurrent	985	936
Deferred income taxes	2,480	2,427
Construction obligation	120	1,701
Noncurrent operating lease liabilities	1,150	—
Other noncurrent liabilities	608	650
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,513	1,510
Retained earnings	16,320	15,967
Accumulated other comprehensive income	96	20
Treasury stock, at cost	(8,946)	(8,452)
Total stockholders' equity	9,791	9,853
	$26,459	$26,243

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$387	$463
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	297	277
Unrealized/realized gains on fuel derivative instruments	—	(7)
Deferred income taxes	13	72
Changes in certain assets and liabilities:
Accounts and other receivables	(222)	(15)
Other assets	29	(178)
Accounts payable and accrued liabilities	(257)	(501)
Air traffic liability	944	866
Other liabilities	(69)	—
Cash collateral received from derivative counterparties	15	65
Other, net	(32)	(40)
Net cash provided by operating activities	1,105	1,002

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(160)	(409)
Assets constructed for others	—	(24)
Purchases of short-term investments	(251)	(200)
Proceeds from sales of short-term and other investments	575	560
Net cash provided by (used in) investing activities	164	(73)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	10	9
Reimbursement for assets constructed for others	—	139
Payments of long-term debt and finance lease obligations	(99)	(82)
Payments of cash dividends	(178)	(148)
Repayment of construction obligation	—	(7)
Repurchase of common stock	(500)	(500)
Other, net	(12)	(13)
Net cash used in financing activities	(779)	(602)

NET CHANGE IN CASH AND CASH EQUIVALENTS	490	327

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,854	1,495

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,344	$1,822

Southwest Airlines Co.
Fuel Derivative Contracts
As of April 18, 2019

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (e)
Average Brent Crude Oil price per barrel	Second Quarter 2019 (c)	Full Year 2019 (d)
$55	$1.80 - $1.90	$1.80 - $1.90
$65	$2.00 - $2.10	$2.00 - $2.10
Current Market (a)	$2.10 - $2.20	$2.10 - $2.20
$75	$2.15 - $2.25	$2.20 - $2.30
$85	$2.20 - $2.30	$2.30 - $2.40
$95	$2.30 - $2.40	$2.40 - $2.50
Estimated fuel hedging premium expense per gallon (b)	$.05	$.04

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2019	71%
2020	58%
2021	30%
2022	less than 5%

(a) Brent crude oil average market prices as of April 18, 2019, were approximately $71.15 and $68.62 per barrel for second quarter 2019 and full year 2019, respectively.

(b) Fuel hedging premium expense per gallon is included in the Company's estimated economic fuel price per gallon estimates above.

(c) Based on the Company's existing fuel derivative contracts and market prices as of April 18, 2019, second quarter 2019 GAAP and economic fuel costs are estimated to be in the $2.10 to $2.20 per gallon range, including fuel hedging premium expense of approximately $28 million, or $.05 per gallon, and an estimated $.08 per gallon in favorable cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.

(d) Based on the Company's existing fuel derivative contracts and market prices as of April 18, 2019, annual 2019 GAAP and economic fuel costs are estimated to be in the $2.10 to $2.20 per gallon range, including fuel hedging premium expense of approximately $95 million, or $.04 per gallon, and an estimated $.04 per gallon in favorable cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.

(e) The Company's current hedge positions contain a combination of instruments based in West Texas Intermediate and Brent crude oil; however, the economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of April 18, 2019.

Southwest Airlines Co.
737 Delivery Schedule
As of March 31, 2019

	The Boeing Company
	MAX 7 Firm Orders	MAX 8 Firm Orders		MAX 8 Options	Additional MAX 8s		Total
2019	7	21		—	16		44	(c)
2020	—	35		—	3		38
2021	—	44		—	—		44
2022	—	27		14	—		41
2023	12	22		23	—		57
2024	11	30		23	—		64
2025	—	40		36	—		76
2026	—	—		19	—		19
	30	219	(a)	115	19	(b)	383

(a) The Company has flexibility to substitute 737 MAX 7 in lieu of 737 MAX 8 firm orders.
(b) To be acquired in leases from various third parties.
(c) Includes three 737 MAX 8 aircraft delivered prior to the March 13, 2019, FAA emergency order issued for all U.S. airlines to ground all MAX aircraft. All other MAX deliveries are suspended until the FAA order is rescinded.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding profitsharing and Fuel and oil expense; Operating income, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; Adjusted operating income, non-GAAP; Income tax rate, non-GAAP; and 12 month rolling income tax rate, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight on the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
The Company’s GAAP results in the applicable periods include other charges or benefits that are also deemed “special items,” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include:

1.
A gain recognized in first quarter 2018, associated with the sale of 39 owned Boeing 737–300 aircraft and a number of spare engines, to a third party. These aircraft were previously retired as part of the Company's exit of its Boeing 737-300 fleet. The gain was not anticipated, and the Company associates it with the grounding charge recorded in third quarter 2017;

2.
Lease termination costs recorded as a result of the Company acquiring 13 of its Boeing 737-300 aircraft off operating leases as part of the Company's strategic effort to remove its Boeing 737-300 aircraft from operations on or before September 29, 2017, in the most economically advantageous manner possible. The Company had not budgeted for these early lease termination costs, as they were subject to negotiations being concluded with the third party lessors. The Company recorded the fair value of the aircraft acquired off operating leases, as well as any associated remaining obligations to the balance sheet as debt; and

3.
An Aircraft grounding charge recorded in third quarter 2017, as a result of the Company grounding its remaining Boeing 737-300 aircraft on September 29, 2017. The loss was a result of the remaining net lease payments due and certain lease return requirements that could have to be performed on these leased aircraft prior to their return to the lessors as of the cease-use date. The Company had not budgeted for the lease return requirements, as they were subject to negotiation with third party lessors.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding profitsharing and Fuel and oil expense; Operating income, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; Adjusted operating income, non-GAAP; Income tax rate, non-GAAP; and 12 month rolling income tax rate, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends, and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended March 31, 2019, the Company generated $945 million in free cash flow, calculated as operating cash flows of $1.1 billion less capital expenditures of $160 million.

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP. The comparable GAAP measures include charges or benefits that are deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the “special items” cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation, in order to allow investors to compare and contrast its calculation to the calculations provided by other companies.